UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  02/25/2010

RASER TECHNOLOGIES, INC.
(Exact name of registrant as specified in its charter)

Commission File Number:  001-32661

DELAWARE	87-0638510
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

5152 North Edgewood Drive, Suite 375
Provo, Utah 84604
(Address of principal executive offices, including zip code)

(801) 765-1200
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Appointment of John Perry as New Chief Financial Officer

The Board of Directors of Raser Technologies, Inc. ("Raser" or the "Company") has unanimously appointed John T. Perry to serve as the Company's Chief Financial Officer. In connection with Mr. Perry's appointment, on February 19, 2010, Raser entered into an Employment Agreement with Mr. Perry (the "Employment Agreement") with the following material terms:

1.        Mr. Perry's annual base salary will be $250,000.

2.        Stock options exercisable for shares of Raser's common stock will be granted to Mr. Perry equivalent in value to $200,000 on the commencement of employment. For example, the number of shares will equal $200,000 divided by the closing market price of the Company's common stock on March 15, 2010. Mr. Perry's employment with the Company will start on March 15, 2010. The exercise price of such options will also equal the closing market price of Raser's common stock on March 15, 2010. The stock options will vest quarterly over a three year period.
3.        Incentive bonus payments will be determined by the Company's Board of Directors and its Compensation Committee based on certain milestones with a target bonus of 50% of Mr. Perry's annual salary.
4.        Mr. Perry will receive certain ordinary and customary stipends and reimbursements associated with the relocation of his family from Arizona to Utah.
5.        The employment relationship between the Company and Mr. Perry is "at-will" and may be terminated at any time, with or without cause, at the option of either the Company or Mr. Perry.
6. In the event a change of control occurs with the Company and Mr. Perry's employment is terminated or responsibilities are changed within one year of such change of control, Mr. Perry will receive a severance payment equal to 18 months of his base salary and all unvested options to purchase common stock shall immediately vest.
7.        In the event that the Company terminates Mr. Perry's employment without cause (as defined in the Employment Agreement) or Mr. Perry terminates his employment for good reason (as defined in the Employment Agreement), Mr. Perry will receive a severance payment equal to one year's salary and all unvested options to purchase common stock shall immediately vest.

Mr. Perry, age 43, has extensive experience in the mining and metals industry. From 2007 to 2010, Mr. Perry worked as Chief Executive Officer, President and Director of Nord Resources Corporation ("Nord"), a publicly traded mining company based in Tucson, AZ. Prior to his appointment as Chief Executive Officer, Mr. Perry served as the Chief Financial Officer, Senior Vice President, Treasurer and Secretary of Nord from 2005 to 2007. At Nord, Mr. Perry was responsible for the initial public offering of Nord, including listing on the Toronto Stock Exchange and OTCBB. From 2003 to 2005, Mr. Perry served as Vice President - Director, for the International Mining and Metals Group at CB Richard Ellis. From 1996 to 2003, Mr. Perry held various positions with BHP Billiton Base Metals and BHP Copper Inc., including President and Vice President Finance and Administration. Among his many responsibilities in these positions BHP Copper Inc., Mr. Perry led merger and acquisition activity resulting in over $500 million in transactions. Mr. Perry is a Certified Public Accountant and holds an undergraduate degree in Business Administration as well as an MBA from the University of Arizona.

The foregoing description of the Employment Agreement does not purport to be complete and is qualified in its entirety by reference to the complete text of the Employment Agreement, which is filed as Exhibit 10.1 to this report and incorporated herein by reference.

Item 8.01.    Other Events

On February 23, 2010, Raser issued a press release regarding the hiring of Mr. Perry as its Chief Financial Officer. A copy of the press release is attached hereto as Exhibit 99.1. The information contained in Item 8.01 of this Current Report, including Exhibit 99.1, is being furnished and shall not be deemed "filed" for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section. Such information shall not be incorporated by reference into any filing of Raser, whether made before or after the date hereof, regardless of any general incorporation language in such filing.

Item 9.01.    Financial Statements and Exhibits

(d) Exhibits
Exhibit No.         Description
10.1        Employment Agreement, dated February 19, 2010, between John Perry and Raser Technologies, Inc.

99.1        Press Release issued by Raser Technologies, Inc. on February 23, 2010

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RASER TECHNOLOGIES, INC.

Date: February 25, 2010	By:	/s/ Nicholas Goodman
Nicholas Goodman
Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description
EX-10.1	Employment Agreement, dated February 19, 2010, between John Perry and Raser Technologies, Inc.
EX-99.1	ress Release issued by Raser Technologies, Inc. on February 23, 2010